EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.83 on Revenues of $187 Million

BENTONVILLE, Ark., Feb. 19, 2020 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the third quarter of fiscal year 2020.

Highlights of third quarter operating results:

  Net earnings of $12.7 million, or $1.83 per diluted share vs. net earnings of $10.9 million, or $1.55 per diluted share for prior year quarter
  Revenues of $187 million compared to $161 million for the prior year quarter; current quarter includes same store revenue increase of 15.1%
  Sales volume productivity of 30.6 retail units sold per store per month, up from 27.9 for the prior year quarter
  Interest income increased 10.5%, or $2.2 million, with a 10.4% increase in average finance receivables
  Gross profit dollars increased $7.7 million, or 13.2%, to $65.7 million, and gross profit dollars per retail unit sold increased by $85, or 1.7%, to $4,938
  Selling, general and administrative expenses at 18.6% of sales compared to 18.9% for the prior year quarter and at 61.9% of total revenues less cost of sales and provision for credit losses compared to 60.5% for the prior year quarter
  Net Charge-offs as a percent of average finance receivables decreased to 5.9%, compared to 6.2% for the prior year quarter.  Collections as a percent of average finance receivables remained flat at 13.2%.
  Provision for credit losses of 24.6% of sales vs. 25.4% for prior year quarter
  $1.1 million in common stock repurchases at an average price of approximately $91 per share (12,384 shares)

“We are pleased to report solid top line growth with revenues up 15.9% and same store revenues up 15.1%. The continuous investments in our business are showing up in the numbers. We are striving for market share gains in the towns we serve as we firmly believe that customers’ lives are better when they are part of the Car-Mart family. The revenue increases we are experiencing are the direct result of improving operational execution in the field, starting with inventory management. To pick up market share in this very competitive environment, we will continue to focus on quality vehicles and a broad selection, as customers have many choices. Competition is intense but we are up to the challenge. Consumers are increasingly choosing America’s Car-Mart because we deliver service, convenience and peace of mind with their local transportation needs. We ‘Keep Customers on the Road’ and improve their lives. We are seeing benefits from our investments in digital marketing and brand reputation directed at the Customer Experience. We will continue to push for innovative ways to differentiate our offering from the competition and add real value,” said Jeff Williams, President and Chief Executive Officer.  “While we know that we have a lot of work left to do we are pleased with our efforts and the great work of our associates who are dedicated to helping our customers succeed. We will continue investing in our associates and providing them with outstanding growth opportunities within our company. Our training programs, including field sales training, continue to improve and we are optimistic about our future.”

“As we have said, we believe that most all of our dealerships, under the direction of our talented General Managers, can support a higher number of customers over time.  We have significant growth opportunities by leveraging our current footprint. The top-line growth we are experiencing supports this view,” said Jeff Williams. “We are close to completing our acquisition of Taylor Motors.  We had hoped that it would have closed in January, but it’s taking a little longer than expected to obtain the necessary licenses in a new state for us. We plan to open our Cabot, Arkansas dealership in the 4th quarter, which will give us six new dealerships for fiscal year 2020. New dealership openings are an important part of our growth plans and we will continue to add locations at a rate that matches our ability to support this high touch business. We also have locations in Edmond, Oklahoma, Chattanooga, Tennessee and Norman, Oklahoma in process for this upcoming fiscal year.”

“We were happy to see some of our investments paying off with same store revenue growth of 15.1% and the addition of over 5,100 customers to the Car-Mart family in the last twelve months,” said Vickie Judy, Chief Financial Officer.  “We have increased our investment in inventory almost $6 million in the past 3 months to ensure that we have the quality and selection of vehicles to meet our customer’s needs during the upcoming tax refund season. The increased inventory combined with our commitment to our associates and infrastructure to support the customer experience after the sale is having a positive impact on the top line and customer success in terms of lower net charge-offs as a percentage of average receivables (5.9% compared to prior year quarter of 6.2%).  While we continue to invest to support a growing customer base, we did leverage overall selling, general, and administrative expenses as it decreased to 18.6% of sales, compared to 18.9% for the prior year quarter.  This quarter includes $930,000 of stock compensation, compared to $576,000 in the prior year quarter.  The current quarter also includes an income tax benefit related to share-based compensation of $922,000, or $0.13 per diluted share, compared to $41,000, or $0.01 per diluted share, for the prior year quarter.”

“We repurchased 12,384 shares of our common stock during the quarter at an average price of approximately $91 for a total of $1.1 million. Since February 2010, we have repurchased 6.4 million shares (54.4% of our outstanding shares at January 31, 2010) at an average price of approximately $38. We plan to continue to repurchase shares opportunistically as we move forward.  During the nine-month period ended January 31, 2020, we added $64.2 million in receivables, repurchased $15.8 million of our common stock, funded $3.2 million in net capital expenditures, and increased inventory by $16.5 million, a total of $99.7 million, with only a $31.3 million increase in debt. We will continue to remain focused on cash-on-cash returns and maintaining a strong balance sheet.  At January 31, 2020, our debt to equity ratio was 63.2% and debt to finance receivables ratio was 30.3%,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Thursday, February 20, 2020 at 11:00 a.m. Eastern Time to discuss quarterly results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #1298033.

About America's Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in eleven states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

America’s Car-Mart, Inc. was named to the Forbes America’s Best Mid-Size Employers list in 2019 for the second consecutive year and has sold over 650,000 vehicles since fiscal year 2000.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods seasonality; and
  completion of pending acquisitions.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels; and
  the possibility that the acquisition does not close when expected or at all because required conditions to closing are not received or satisfied on a timely basis or at all.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts: Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2020	Three Months Ended
	January 31,		vs.	January 31,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	13,314	11,963	11.3%
Average number of stores in operation	145	143	1.4
Average retail units sold per store per month	30.6	27.9	9.7
Average retail sales price	$11,750	$11,146	5.4
Gross profit per retail unit	$4,938	$4,854	1.7
Same store revenue growth	15.1%	8.5%
Net charge-offs as a percent of average finance receivables	5.9%	6.2%
Collections as a percent of average finance receivables	13.2%	13.2%
Average percentage of finance receivables-current (excl. 1-2 day)	82.8%	83.0%
Average down-payment percentage	5.4%	5.5%

Period End Data:
Stores open	145	143	1.4%
Accounts over 30 days past due	3.6%	3.2%
Active customer count	80,250	75,101	6.9%
Finance receivables, gross	$607,537	$542,893	11.9%

Operating Statement:
Revenues:
Sales	$163,253	$139,803	16.8%	100.0%	100.0%
Interest income	23,481	21,251	10.5	14.4	15.2
Total	186,734	161,054	15.9	114.4	115.2

Costs and expenses:
Cost of sales	97,504	81,740	19.3	59.7	58.5
Selling, general and administrative	30,331	26,488	14.5	18.6	18.9
Provision for credit losses	40,233	35,555	13.2	24.6	25.4
Interest expense	2,024	2,110	(4.1)	1.2	1.5
Depreciation and amortization	975	985	(1.0)	0.6	0.7
(Gain) on disposal of property and equipment	-	(100)	(100.0)	-	(0.1)
Total	171,067	146,778	16.5	104.8	105.0

Income before taxes	15,667	14,276		9.6	10.2

Provision for income taxes	2,981	3,381		1.8	2.4

Net income	$12,686	$10,895		7.8	7.8

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$12,676	$10,885

Earnings per share:
Basic	$1.92	$1.61
Diluted	$1.83	$1.55

Weighted average number of shares used in calculation:
Basic	6,597,643	6,751,026
Diluted	6,940,124	7,003,389

			% Change	As a % of Sales
	Nine Months Ended		2020	Nine Months Ended
	January 31,		vs.	January 31,
	2020	2019	2019	2020	2019
Operating Data:
Retail units sold	39,600	37,163	6.6%
Average number of stores in operation	145	141	2.8
Average retail units sold per store per month	30.3	29.3	3.4
Average retail sales price	$11,587	$11,062	4.7
Gross profit per retail unit	$4,921	$4,818	2.1
Same store revenue growth	9.8%	10.5%
Net charge-offs as a percent of average finance receivables	17.5%	19.2%
Collections as a percent of average finance receivables	40.0%	39.2%
Average percentage of finance receivables-current (excl. 1-2 day)	83.1%	82.0%
Average down-payment percentage	5.9%	5.8%

Period End Data:
Stores open	145	143	1.4%
Accounts over 30 days past due	3.6%	3.2%
Active customer count	80,250	75,101	6.9%
Finance receivables, gross	$607,537	$542,893	11.9%

Operating Statement:
Revenues:
Sales	$481,070	$430,315	11.8%	100.0%	100.0%
Interest income	67,852	61,925	9.6	14.1	14.4
Total	548,922	492,240	11.5	114.1	114.4

Costs and expenses:
Cost of sales	286,215	251,274	13.9	59.5	58.4
Selling, general and administrative	87,298	79,068	10.4	18.1	18.4
Provision for credit losses	112,885	111,619	1.1	23.5	25.9
Interest expense	6,109	5,895	3.6	1.3	1.4
Depreciation and amortization	2,913	2,949	(1.2)	0.6	0.7
(Gain) loss on disposal of property and equipment	39	(88)	(144.3)	-	-
Total	495,459	450,717	9.9	103.0	104.7

Income before taxes	53,463	41,523		11.1	9.6

Provision for income taxes	11,379	8,464		2.4	2.0

Net income	$42,084	$33,059		8.7	7.7

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$42,054	$33,029

Earnings per share:
Basic	$6.34	$4.82
Diluted	$6.03	$4.66

Weighted average number of shares used in calculation:
Basic	6,634,496	6,846,707
Diluted	6,969,848	7,087,430

	January 31,	April 30,	January 31,
	2020	2019	2019

Cash and cash equivalents	$2,083	$1,752	$1,624
Finance receivables, net	$467,255	$415,486	$414,913
Inventory	$54,026	$37,483	$38,822
Total assets	$597,893	$492,542	$493,555
Total debt	$184,300	$152,918	$170,737
Treasury stock	$246,725	$230,902	$228,412
Total equity	$291,770	$260,510	$245,677
Shares outstanding	6,610,116	6,699,421	6,685,013

Finance receivables:
Principal balance	$607,537	$543,328	$542,893
Deferred revenue - payment protection plan	(23,566)	(21,367)	(20,748)
Deferred revenue - service contract	(11,392)	(10,592)	(10,224)
Allowance for credit losses	(140,282)	(127,842)	(127,980)

Finance receivables, net of allowance and deferred revenue	$432,297	$383,527	$383,941

Allowance as % of principal balance net of deferred revenue	24.5%	25.0%	25.0%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2020	2019
Balance at beginning of period	$127,842	$117,821
Provision for credit losses	112,885	111,619
Charge-offs, net of collateral recovered	(100,445)	(101,460)
Balance at end of period	$140,282	$127,980